UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 13, 2009

Presidential Realty Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	1-8594	13-1954619
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

180 South Broadway, White Plains, New York	10605
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (914) 948-1300

No change since last Report

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

ITEM 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

By letter dated May 13, 2009, Presidential Realty Corporation (the “Company”) received a notice from the NYSE Amex LLC (the “Exchange”), indicating that the Company is not in compliance with certain of the Exchange’s continued listing standards due to (1) having stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three of its four most recent fiscal years as set forth in Section 1003(a)(ii) of the Exchange’s Company Guide and (2) the Company’s Class A common stock having an aggregate market value of shares publicly held of less than $1,000,000 for more than 90 consecutive days as set forth in Section 1003(b)(i)(C) of the Exchange’s Company Guide.

The Company may submit a plan of compliance to the Exchange by June 12, 2009 that demonstrates the Company’s ability to regain compliance with the listing standards of the Exchange’s Company Guide by November 15, 2010 with respect to Section 1003(a)(ii) of the Exchange’s Company Guide and by November 13, 2009 with respect to Section 1003(b)(i)(C) of the Exchange’s Company Guide. The Company currently intends to submit such a plan to the Exchange. If the plan is accepted, the Company may be able to continue its listing during the remediation periods, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. The Company’s Class A common stock and Class B common stock continue to trade under the symbols “PDLA” and “PDLB,” respectively, but these symbols will become subject to the indicator extension “.BC” to denote the Company’s noncompliance with the Exchange’s listing standards.

ITEM 9.01    Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit	Description

99.1	Press release, dated May 14, 2009, announcing receipt of Notice from NYSE Amex for Non-Compliance with Continued Listing Criteria.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2009	PRESIDENTIAL REALTY CORPORATION

	By:	/s/ Jeffrey F. Joseph
Jeffrey F. Joseph
President

EXHIBIT INDEX

Exhibit	Description

99.1	Press release, dated May 14, 2009, announcing receipt of Notice from NYSE Amex for Non-Compliance with Continued Listing Criteria.